EXHIBIT (c)(x)

Changes to Queensland Treasury Corporation’s Capital Markets Board and Executive Leadership Team

Changes to Queensland Treasury Corporation’s Capital Markets Board

The following changes to Queensland Treasury Corporation’s Capital Markets Board have occurred since the Form 18-K was filed on February 21, 2025:

•	Ms. Rachel Crossland ceased to be a Queensland Treasury Member (ex officio) of the Queensland Treasury Corporation Capital Markets Board on February 23, 2025; and

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Mr. Paul Williams became a Queensland Treasury Member (ex-officio) of the Queensland Treasury Corporation Capital Markets Board on February 24, 2025. Mr. Williams’ biography is set out in Exhibit (c)(vii) to the Form 18-K filed on February 21, 2025.

Changes to Queensland Treasury Corporation’s Executive Leadership Team

The following changes to Queensland Treasury Corporation’s executive leadership team have occurred since the Form 18-K was filed on February 21, 2025:

•	Mr. Simon Ling has been appointed as the Chief Executive Officer with effect from July 1, 2025. Ms. Susan Buckley will continue as Acting Chief Executive Officer until Mr. Ling commences;

•	Mr. Chris Noot was appointed as Chief Risk Officer with effect from June 30, 2025; and

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Ms. Susan Buckley, who was previously the Managing Director, Funding and Markets Division and is currently the Acting Chief Executive Officer, will resume her position as the Managing Director, Funding and Markets Division with effect from July 1, 2025.

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